EXHIBIT 99.1

Tarragon Corporation Announces Strong Home Sales in First Quarter as Potential Sales in Active Pipeline Communities Take Quantum Leap to Over $3 Billion

     NEW YORK, April 26 /PRNewswire-FirstCall/ — Tarragon Corporation (NASDAQ:TARR), a leading homebuilder specializing in the development and marketing of high-density residential communities announced today accelerating growth in sales revenue and closing activity for the first quarter of 2005. Consolidated Homebuilding revenue was $63.6 million compared to $36.1 million in the first quarter 2004. Total Homebuilding revenue for the first quarter of 2005 was $120.0 million including $56.4 million of revenue of unconsolidated joint ventures. There was no unconsolidated Homebuilding revenue in the first quarter of 2004.

     In the first quarter of 2005 the Company closed on 528 homes representing $178.1 million in sales (including $97.9 million of closings at Las Olas River House, which uses the percentage of completion method of revenue recognition) compared with 85 closings worth $17.7 million in the first quarter in 2004. In addition to the $80.1 million of revenue recognized under the closing method in the first quarter of 2005, revenue of $38.8 million was recognized under the percentage of completion method compared to $17.0 million in the first quarter of 2004.

     Despite the large volume of closings, the quarter-end, non-cancelable contractual backlog rose to $422.9 million up 23% over the year-end 2004 figure of $342.8 million and 81% over first quarter 2004. Sales activity was strong in all geographic regions including south and central Florida, New Jersey, New York and Houston, Texas.

     At March 31, 2005, Tarragon’s active developments comprised 4,809 units representing $1.7 billion in projected sales, up from 4,352 units representing $1.4 billion in projected sales at December 31, 2004.

     Four Florida apartment communities recently purchased by Tarragon for condominium conversions, The Hamptons at Metro West in Orlando, Florida, Georgetown at Celebration in Celebration, Florida, The Montreux at Deerwood in Jacksonville, Florida and The Yacht Club on the Intracoastal in Hypoluxo, Florida, with a total of 1882 apartment homes, typify Florida. The Hamptons were acquired late last year and the other three in January of this year. To date, Tarragon has contracted to sell more than 1,070 homes for over $240 million in these communities- a rate of sales well over twice the expected pace.

     Chairman and CEO William S. Friedman commented, “While the extraordinary sales activity at these four stellar performers will not show up in revenue until later this year, they highlight an extremely active quarter for us, while demonstrating the pent-up demand we see for affordable homes in Florida.

     While we plan our conversions to sell out over 12 to 18 months, because of the much more rapid sales pace, our gross margins and profits at these communities should exceed expectations. As a result of the vibrant market, we have decided to accelerate the condominium conversion of at least three of the luxury rental properties we have developed over the last several years in Florida and South Carolina.” In addition to reporting strong sales activity in its active developments, Tarragon also announced the acquisition of two more luxury rental communities for conversion to condominiums; the 455-unit, Quarter at Ybor, Ybor City (Tampa) FL and the 240-unit, Southampton Park in Mt. Pleasant, South Carolina.

     The Quarter at Ybor, purchased for $65.5 million on April 15, 2005, is located in the heart of Tampa’s nightlife district, which is becoming an increasingly popular destination for Florida’s west coast young professionals. Interstate 4, three blocks from the community, offers quick access to all of Tampa, St. Petersburg and Clearwater. Priced from $140,000 to $280,000, the luxury condominiums have nine-foot ceilings,

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double-sink vanities, garden tubs and hardwood-style flooring, with access to an on-site fitness center and swimming pool, deli and grocer, and movie theatre. For more details, and the sales office location, visit the Quarter’s website at http://www.Thequarteratybor.com. Sales are expected to commence in May 2005.

     Southampton Park will be acquired on April 28, 2005 for $30.8 million and is located in Mt. Pleasant, a suburb of Charleston, South Carolina, just three miles northeast of its Central Business District. The 240-unit community includes a business and fitness center, conference room, resort-style swimming pool, boat storage area, billiard room and in -line garages. Priced from $150,000 to over $300,000, the condominiums offer nine-foot ceilings, crown molding, double-sink vanities, and screened patios, as well as wood-burning fireplaces in select units. Southampton Park will be marketed for sale at the same time as Twelve Oaks at Fenwick Plantation, a 216-unit luxury apartment community located on John’s Island, near Charleston, developed and owned by Tarragon.

     The addition of these two properties will bring the total of potential sales in Tarragon’s active communities and pipeline of future developments to more than $3.2 billion comprising almost 10,000 homes in 24 active and 22 communities in the pipeline. Tarragon includes in its pipeline potential sales only where Tarragon has site control, required zoning or other preliminary planning approval and has made an initial determination of project feasibility.

About Tarragon Corporation

     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.

     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.

Contact:	Allen & Caron Inc. Joe Allen (investors) joe@allencaron.com (949) 474-4300 Brian Kennedy (media) brian@allencaron.com (212) 691-8087	Tarragon Corporation William S. Friedman wfriedman@tarragoncorp.com (212) 949-5000

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